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EXHIBIT 99     CAUTIONARY STATEMENT UNDER PRIVATE SECURITIES
               LITIGATION REFORM ACT OF 1995 - "SAFE HARBOR" FOR
               FORWARD LOOKING DISCLOSURES

Certain forward-looking statements are included in this Form 10-K and may be made by Company spokespersons based on current expectations of management. All forward-looking statements made by the Company are subject to risks and uncertainties. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results.

- Economic factors over which the Company has no control, including changes in inflation, interest rates and foreign currency exchange rates.

- Competitive factors including generic competition as patents on key products, such as Prozac, expire; pricing pressures, both in the U.S. and abroad, primarily from managed care groups and government agencies; and technological advances and patents obtained by competitors.

- Governmental factors including laws and regulations and judicial decisions at the state and federal level related to Medicare, Medicaid and healthcare reform; and laws and regulations affecting international operations.

- The difficulties and uncertainties inherent in new product development. New product candidates that appear promising in development may fail to reach the market because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others.

- Delays and uncertainties in the FDA approval process and the approval processes in other countries, resulting in lost market opportunity.

- Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

- Legal factors including unanticipated litigation of product liability claims; antitrust litigation; environmental matters; and patent disputes with competitors which could preclude commercialization of products or negatively affect the profitability of existing products.

- Future difficulties obtaining or the inability to obtain existing levels of product liability insurance.

- Changes in tax laws, including the amendment to the Section 936 income tax credit, and future changes in tax laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates.

- Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants which are adverse to the Company.

- Internal factors such as changes in business strategies and the impact of restructurings and business combinations.

- The Company's statement that it expects to complete the Year 2000 modifications before December 31, 1999, is based on management's best estimate, which was derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that timely completion will be achieved and actual results could differ

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EXHIBIT 99 (Continued)

     materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

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